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                                                                      EXHIBIT 12

                       UNITED STATES CELLULAR CORPORATION
                       RATIOS OF EARNINGS TO FIXED CHARGES
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                  (DOLLARS IN THOUSANDS, EXCEPT RATIO AMOUNTS)

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
EARNINGS:
   Income from Continuing Operations before income taxes..................................        $406,406
   Add (Deduct):
      Minority Share of Losses from Majority-owned Subsidiaries...........................           (346)
      Earnings on Equity Method...........................................................        (43,727)
      Distributions from Minority Subsidiaries............................................          20,041
                                                                                           ---------------
                                                                                                  $382,374
   Add fixed charges:
      Consolidated Interest Expense.......................................................          35,826
      Deferred Debt Amortization Expense..................................................             782
      Interest Portion (1/3) of Consolidated Rent Expense.................................          10,933
                                                                                           ---------------
                                                                                                  $429,915
FIXED CHARGES:
   Consolidated Interest Expense..........................................................         $35,826
   Deferred Debt Amortization Expense.....................................................             782
   Interest Portion (1/3) of Consolidated Rent Expense....................................          10,933
                                                                                           ---------------
                                                                                                   $47,541

RATIO OF EARNINGS TO FIXED CHARGES........................................................            9.04
                                                                                           ===============


FIXED CHARGES AND PREFERRED DIVIDENDS:
   Tax-effected Preferred Dividends.......................................................          $  121
   Fixed Charges..........................................................................          47,541
                                                                                           ---------------
                                                                                                   $47,662

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS................................            9.02
                                                                                           ===============
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